(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Voya Variable Insurance Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the VY Goldman Sachs Bond Portfolio, a series of Voya Variable Insurance Trust (formerly ING Variable Insurance Trust).

/s/ KPMG LLP

Boston, Massachusetts

February 4, 2015